Exhibit A
     Kathleen M. Dolan is a co-Trustee of each of the Charles F. Dolan Children Trust FBO James L. Dolan (with Paul J. Dolan as co-Trustee), the Charles F. Dolan Children Trust FBO Patrick F. Dolan (with Mary S. Dolan as co-Trustee), the Charles F. Dolan Children Trust FBO Thomas C. Dolan (with Matthew J. Dolan as co-Trustee), the Charles F. Dolan Children Trust FBO Kathleen M. Dolan (with Paul J. Dolan as co-Trustee), the Charles F. Dolan Children Trust FBO Marianne Dolan Weber (with Matthew J. Dolan as co-Trustee) and the Charles F. Dolan Children Trust FBO Deborah A. Dolan-Sweeney (with Mary S. Dolan as co-Trustee) (hereinafter referred to, collectively, as the “Dolan Children Trusts” and individually, as a “Dolan Children Trust”), which as of February 10, 2010, beneficially owned in the aggregate 271,228 shares of Class A Common Stock and 5,468,695 shares of Class B Common Stock.
     The following table lists each Dolan Children Trust’s name and the name of its beneficiary (each a “Current Beneficiary”) .

Name of Trust	Current Beneficiary
Charles F. Dolan Children Trust FBO James L. Dolan	James L. Dolan

Charles F. Dolan Children Trust FBO Patrick F. Dolan	Patrick F. Dolan

Charles F. Dolan Children Trust FBO Thomas C. Dolan	Thomas C. Dolan

Charles F. Dolan Children Trust FBO Kathleen M. Dolan	Kathleen M. Dolan

Charles F. Dolan Children Trust FBO Marianne Dolan Weber	Marianne Dolan Weber

Charles F. Dolan Children Trust FBO Deborah A. Dolan-Sweeney	Deborah A. Dolan-Sweeney
     For each Dolan Children Trust other than the Dolan Children Trust for the benefit of Kathleen, distributions of income and principal can be made in the discretion of the Trustees to the Current Beneficiary. For the Dolan Children Trust for the benefit of Kathleen, distributions of income and principal can be made in the discretion of the non-beneficiary Trustee to the Current Beneficiary. For each Dolan Children Trust, the Current Beneficiary has the power during his or her life to appoint all or part of the assets of his or her Trust to or for the benefit of one or more of his or her descendants. Any unappointed portion of such Trust will pass, in further trust, per stirpes to the Current Beneficiary’s then living descendants, or if none, per stirpes to the then living descendants of Charles F. Dolan, or if none, among the heirs-at-law of Charles F. Dolan.
     The Current Beneficiary of any Dolan Children Trust can be said to have only a contingent economic interest in the securities of the Issuer held by such Dolan Children Trust because the non-beneficiary Trustee thereof has the sole discretion to distribute or accumulate the income from each Dolan Children Trust and the sole discretion to distribute the principal of each Dolan Children Trust to the Current Beneficiary of such Dolan Children Trust.
     Kathleen M. Dolan is the sole Trustee of the Charles Dolan 1989 Trust (for the benefit of Charles P. Dolan), the Ryan Dolan 1989 Trust, and the Tara Dolan 1989 Trust (collectively, the “CFD

Grandchildren Trusts” and individually, a “CFD Grandchild Trust”). As of February 10, 2010, the CFD Grandchildren Trusts beneficially owned an aggregate of 45,468 shares of Class B Common Stock. Until the respective beneficiary attains age 21, the income of the relevant CFD Grandchild Trust may be distributed to or for the benefit of such beneficiary as the Trustee’s discretion determines. Any net income not so distributed is to be accumulated and added to the principal of the relevant CFD Grandchild Trust. From and after the respective beneficiary attaining age 21, all of the net income of the relevant CFD Grandchild Trust is to be distributed to such beneficiary. In addition, during the continuance of relevant CFD Grandchild Trust, the Trustee in the Trustee’s discretion may distribute the principal of the relevant CFD Grandchild Trust to or for the benefit of the respective beneficiary. Upon the respective beneficiary attaining age 40, the relevant CFD Grandchild Trust for the respective beneficiary terminates and is to be distributed to such beneficiary. If the respective beneficiary dies before attaining age 40, such beneficiary has a testamentary general power of appointment over the relevant CFD Grandchild Trust. In default of the exercise of such power of appointment, the relevant CFD Grandchild Trust will be distributed to the respective beneficiary’s then-living issue, per stirpes, or if none, to Charles F. Dolan’s then-living grandchildren, in equal shares, or if none, to Charles F. Dolan’s then-living issue, per stirpes.
     The following table lists the CFD Grandchildren Trusts and the name of the beneficiaries with respect to each such trust.

Name of Trust	Beneficiary
Charles Dolan 1989 Trust	Charles P. Dolan

Ryan Dolan 1989 Trust	Ryan Dolan

Tara Dolan 1989 Trust	Tara Dolan
     Each of Lawrence J. Dolan and David M. Dolan (each, a “2009 Family Trustee” and together, the “2009 Family Trustees”) is currently a trustee of the Charles F. Dolan 2009 Family Trusts (the “2009 Family Trusts”). As of February 10, 2010, the 2009 Family Trusts owned in the aggregate 79,770 shares of Class A Common Stock and 1,872,506 shares of Class B Common Stock. The property held in the 2009 Family Trusts is held in separate trusts, such that at all times there is one trust in respect of each living child of Charles F. Dolan. The beneficiary of each trust is the child for whom the trust was set apart (each, a “Beneficiary”). As a 2009 Family Trustee, Lawrence J. Dolan has the shared power to vote and dispose of all shares held by the 2009 Family Trusts. David M. Dolan, as a 2009 Family Trustee, shares the power to vote and dispose of all shares held by the 2009 Family Trusts.
     During the life of the Beneficiary of any of the 2009 Family Trusts, distributions of income and principal of any Trust can be made in the discretion of Lawrence J. Dolan and David M. Dolan, as 2009 Family Trustees, to the Beneficiary of each such trust. Such Beneficiary has a testamentary power of appointment over the trust for his or her benefit, except that any shares of Class B Common Stock can only be appointed in further trust for the benefit of any one or more of the descendants of Charles F. Dolan upon substantially the same terms as the 2009 Family Trusts.
     Upon the death of the Beneficiary of a trust, the 2009 Family Trustees will distribute any remaining unappointed trust principal of such trust in continuing trust for such Beneficiary’s then living descendants, per stirpes. If there are no such living descendants, then the 2009 Family Trustees will distribute any remaining trust principal to the other 2009 Family Trusts for the benefit of the then living descendants of Charles F. Dolan. If there are no such living descendants, the trust principal will be distributed to the Dolan Family Foundation or any successor thereto or, if it is not then in existence, then to a charitable organization.
     Each Beneficiary has a right of withdrawal with respect to certain contributions made to his or her respective trust that constitute a gift within the meaning of Chapter 12 of the Internal Revenue Code, and that do not exceed the gift tax exclusion found in Section 2503(b) of the Code. If the right of withdrawal is not exercised, such right lapses with respect to all or a certain portion of such gift upon the earliest to occur of (i) 30 days following Charles F. Dolan’s death, (ii) on the last day of the calendar year in which such gift is made (or 60 days following the gift, if later), and (iii) on the first day of the subsequent calendar year. A donor may deny any Beneficiary the right of withdrawal with respect to a gift. To the extent of this right of withdrawal, each Beneficiary of such trust may be said to have a direct economic interest in trust assets, including, if applicable, securities of the Issuer which may be contributed as a gift to the 2009 Family Trusts. Currently, no portion of trust assets may be withdrawn by any Beneficiary pursuant to the right of withdrawal.
     Except to the extent of the right of withdrawal, each Beneficiary of the 2009 Family Trusts has only a contingent economic interest in the securities of the Issuer held by the 2009 Family Trusts because Lawrence J. Dolan and David M. Dolan, as 2009 Family Trustees thereof, have the sole discretion to distribute or accumulate the income and the sole discretion to distribute the principal of the 2009 Family Trusts to each Beneficiary.
     The following table lists each of the 2009 Family Trusts’ name and the name of its beneficiary (each a “Current Beneficiary”).

Name of Trust	Current Beneficiary
CFD 2009 Family Trust FBO James L. Dolan	James L. Dolan

CFD 2009 Family Trust FBO Patrick F. Dolan	Patrick F. Dolan

CFD 2009 Family Trust FBO Thomas C. Dolan	Thomas C. Dolan

CFD 2009 Family Trust FBO Kathleen M. Dolan	Kathleen M. Dolan

CFD 2009 Family Trust FBO Marianne Dolan Weber	Marianne Dolan Weber

CFD 2009 Family Trust FBO Deborah A. Dolan-Sweeney	Deborah A. Dolan-Sweeney

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